EXHIBIT 21
LIST OF SUBSIDIARIES

NAME                    JURISDICTION
----                    ------------
The Shirt Shed, Inc.    Delaware

American Marketing      Delaware
Works, Inc.

GIDI Holdings, Inc.     Illinois

Big Ball Sports, Inc.   Texas

Print the Planet, Inc.  Texas